EXHIBIT 23.2

INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors

Immunomedics, Inc.:

We consent to the use of our report dated August 9, 2002, with respect to the consolidated balance sheets of Immunomedics, Inc. and subsidiaries as of June 30, 2002, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended June 30, 2002, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Princeton, New Jersey

April 20, 2004